EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 31st day of July, 2017 by and among Gabe’s Construction Co., Inc., a Wisconsin corporation, or its permitted assign (“Purchaser”), and PC-Tel, Inc., a Delaware corporation (“Seller”).

RECITALS

A.

Seller owns and operates a Network Engineering Services business unit (the "NES Business Unit").  The NES Business Unit provides design, testing, commissioning, optimization, and consulting services for cellular, WI-FI, and public safety networks.

B.	Seller desires to sell and assign to Purchaser and Purchaser desires to buy and assume from Seller the assets of the NES Business Unit on the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the mutual agreements herein contained, the parties agree as follows:

1.Assets.

1.01.Scheduled Assets.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and deliver to Purchaser, free and clear of all mortgages, security interests, liens, easements, encumbrances, restrictions and other burdens of any nature whatsoever, and Purchaser agrees to purchase from Seller at the Closing (as defined below), all right and title to and interest in each asset listed on the attached Exhibit A (hereinafter described as the “Purchased Assets”).   For the sake of clarity, Exhibit B sets forth a list of assets that are not included in the Purchased Assets and are not being sold, transferred or assigned; provided, however, it agreed that the failure to include any asset on Exhibit B shall not, by implication or otherwise, indicate that such asset is being sold, transferred or assigned.

1.02.Other Assets. Seller agrees to sell, transfer, assign and deliver to Purchaser all NES Business Unit documents, customer files, marketing information and customer lists that are the property of Seller.  For the sake of clarity, any assets enumerated in the preceding sentence that are not the property of Seller, including, without limitation, any assets that are the property of Seller’s customers, shall not be assigned under this Agreement.  Notwithstanding any other provision of this Agreement, Purchaser shall have no rights to, and shall not use, any of Seller’s trade names, trademarks (whether registered or not) or other intellectual property.

2.Accounts Receivable, Projects, Payments and Expenses.

2.01.Accounts Receivable.  All accounts receivable and any amounts otherwise due for projects of the NES Business Unit (“NES Projects”) completed prior to the Closing shall remain the property of Seller, and Seller shall be entitled to all payments thereunder.

2.02.Certain Employees, Projects, Payments and Expenses.

(a)  The fully loaded post-Closing expense of the employees indicated on Schedule 9.08 as having their employment by Seller terminated no sooner than a specified date shall be borne as indicated on Schedule 9.08.  With respect to the expense of the employee indicated as “Purchaser’s Expense,” Purchaser shall reimburse Seller within ten (10) days of receipt by Purchaser of an invoice and appropriate documentation of the expense.

(b)The NES Business Unit has begun a project at a stadium (the “Ongoing Stadium Project”) that will not be completed at the time of the Closing.  All amounts that shall become due from the customer as a result of the Ongoing Stadium Project shall be the property of Purchaser, and Purchaser shall be entitled to all payments with respect thereto.  Purchaser shall be responsible, and have liability, for all expenses related to the Ongoing Stadium Project, whether incurred before or after the Closing (the “Ongoing Stadium Project Expenses”), including the fully loaded expense of employing the applicable employee of Seller (as designated on Schedule 9.08) from the Closing Date until August 18, 2017, or such later date as Purchaser, with three (3) days advance written notice to Seller, may specify.

(c)The NES Business Unit has begun eight design projects (the “Ongoing Design Projects”) that will not be completed at the time of the Closing.  All amounts that shall become due from the customers as a result of the Ongoing Design Projects shall be the property of Seller, and Seller shall be entitled to all payments with respect thereto.  Seller shall be responsible, and have liability, for all expenses related to the Ongoing Design Projects, whether incurred before or after the Closing (the “Ongoing Design Project Expenses”), including the fully loaded expense allocable to the time spent on the Ongoing Design Project by any employee of Purchaser after the Closing, such allocation to be calculated on an hourly basis as mutually agreed by Seller and Purchaser.  Purchaser agrees to provide access to the premises leased under the Lease and to such equipment and software as required to allow the applicable employee (as designated on Schedule 9.08) to complete the Ongoing Design Projects.

(d)To the extent Seller or Purchaser collects or receives any amounts to which the other party is entitled as provided in this Section 2, the receiving party shall pay the relevant amount to the other party within thirty (30) business days;  provided, however, that (i) Seller may set off Ongoing Stadium Project Expenses which Seller previously paid against amounts collected or received by Seller with respect to the Ongoing Stadium Project and pay Purchaser the net amount of the collection/receipt after such set off and (ii) Purchaser may set off Ongoing Design Project Expenses relating to work provided by employees of Purchaser after the Closing Date against amounts collected or received by Purchaer with respect to the Ongoing Design Projects and pay Seller the net amount of the collection/receipt after such set off.  Purchaser shall reimburse Seller for Ongoing Stadium Project Expenses paid by Seller and not set off against amounts collected or received by Seller with respect to the Ongoing Stadium Project within thirty (30) days of receipt by Purchaser of an invoice and appropriate documentation of the relevant Ongoing Stadium Project Expenses.   Seller shall reimburse

Purchaser for Ongoing Design Project Expenses relating to work provided by employees of Purchaser after the Closing Date and not set off against amounts collected or received by Purchaser with respect to the Ongoing Design Projects within thirty (30) days of receipt by Seller of an invoice and appropriate documentation of the relevant Ongoing Development Project Expenses.

3.Lease.  Effective August 1, 2017, Purchaser shall assume the lease dated September 12, 2013, First Amendment thereto dated December 3, 2014 and Second Amendment thereto dated February 29, 2016 attached hereto as Exhibit C (collectively, the “Lease”).  Purchaser agrees that it shall be solely liable for and shall be obligated to pay, perform or discharge, any debts, liabilities or obligations which accrue from August 1, 2017 forward under the Lease.  Seller agrees that it shall be solely liable for and shall be obligated to pay, perform or discharge, any debts, liabilities or obligations which accrued prior to August 1, 2017 under the Lease.  The Seller and Purchaser agree to pro rate the following outside of Closing:  the electric bill for the leased property, the security service for the leased property, the internet and telephone service for the lease property, the rented printers located at the leased property, the personal property taxes related to the Purchased Assets, and any other expenses relating to the operation of the business and mutually agreed upon by the parties.

4.Software, Systems and Data.

4.01.  Software.  Purchaser acknowledges and agrees that the licenses to software used with the Purchased Assets, or used otherwise in the NES Business Unit, (the “Software Licenses”), including, without limitation, the Software Licenses set forth on Schedule 4, may or may not be assignable by Seller to Purchaser.  Seller agrees to use commercially reasonable efforts to cooperate with Purchaser in efforts to have the Software Licenses assigned to Purchaser, but Seller shall have no liability in this regard.    Purchaser shall be responsible for (i) all expenses, including, without limitation, any assignment or transfer fees, in connection with the assignment of any Software Licenses and (ii)  all license fees, maintenance charges and any other amounts coming due on or after the Closing Date in connection any Software Licenses.  As reflected in Section 1.01 and on Exhibit B, licenses for Microsoft software are not being assigned.  Purchaser acknowledges and agrees that such licenses are not being, and cannot be, assigned and that in order to use any Microsoft software, including, without limitation, Microsoft Office (Word, Excel, Powerpoint, Access, Outlook), Microsoft Visio, Microsoft Project and Microsoft Publisher, on any of the assets assigned under this Agreement, Purchaser must have or obtain its own licenses for such software.

4.02  Network.  In order to allow an orderly transition of servers, licenses and data to Purchaser’s computer network, Seller agrees to maintain local connectivity of the Melbourne (NES Business Unit) office network, including the servers that are Purchased Assets (the “NES Network”), an internet connection and associated DMZ configuration and existing office telephone service for thirty (30) days following the Closing Date. Purchaser shall complete the transition as soon as practicable.  For the avoidance of doubt, Purchaser shall have no connectivity with, or other access to, Seller’s network, or any portion thereof.

4.03  Data.  Seller may remove from the NES Network, as well as from any other Purchased Assets and from the premises leased pursuant to the Lease, (i) any data or software not relating to the NES Business Unit and (ii) any data not owned by Seller. Purchaser shall delete or destroy any such items not so removed by Seller, including any emails containing such items.  Seller agrees not to remove from the NES Network anything other than the items described in the first sentence of this section.

5.Cell Phone Contracts.  Purchaser acknowledges and agrees that (i) the service contracts on any cell phones included in the Purchased Assets, or otherwise assigned to Purchaser, will have been, or will be, canceled and (ii) Purchaser will have to enter into new services agreements should it desire to have service on any such cell phones.  Purchaser agrees to direct the employee designated as the authorized representative on the cellphone service contracts to terminate Seller’s service contracts as soon as practicable following Closing, and in any event no later than on Friday, August 4.  Purchaser shall reimburse Seller for any charges associated directly with usage of cell phones by Purchaser or for any charges incurred as a result of a failure to terminate the service contracts in accordance with the preceding sentence.

6.Liabilities.  Except as provided in Sections 2 and 3 and this Section 6, Purchaser shall not assume, and shall not be obligated to pay, perform or discharge any debts, liabilities or obligations of Seller (including, without limitation, any liabilities relating to taxes, employee compensation, pension, profit‑sharing, health insurance, disability insurance or other employee benefit programs, worker's compensation, breach or negligent performance of any contract or breach of warranty relating thereto, liabilities resulting from breach of contracts, tort, illegal activity, unlawful activity, unlawful employment or business practice or any other liability or obligation, known or unknown, of any nature whatsoever), whether actual, contingent or accrued, known or unknown, which liabilities shall be retained by Seller.  Purchaser shall assume full responsibility for satisfactory completion of the Ongoing Stadium Project. Purchaser shall be fully responsible for, and Seller shall have no liability for or be obligated to pay, perform or discharge, any debts, liabilities or obligations arising in the conduct of business, or the completion of the Ongoing Stadium Project, after the Closing or from any action of Purchaser. For avoidance of doubt, Seller shall be responsible for the Ongoing Design Project Expenses.  Except to the extent provided in Section 3, effective upon the Closing, Purchaser shall be fully responsible for, and Seller shall have no liability for or be obligated to pay, perform or discharge, any debts, liabilities or obligations, under the Lease.

7.Purchase Price.

7.01.Amount.  The aggregate consideration to be paid by Purchaser to Seller with respect to Seller's sale, assignment and transfer of the Purchased Assets and the performance by it of all of the terms, covenants and provisions of this Agreement on its part to be kept and performed shall be payment in the amount of One Million Four Hundred Fifty Thousand and 00/100 Dollars ($1,450,000) (the “Purchase Price”) at Closing (the “Seller Closing Payment”).  Twenty-Five Thousand and 00/100 Dollars ($25,000) of the Seller Closing Payment shall be retained in the Rohde Dales LLP trust account following Closing (the “Hold Back Funds”).  The Purchaser will not have the opportunity to complete a full inventory or to complete a full inspection of all of the Purchased Assets prior to Closing.  Following the Closing, the Purchaser shall have the opportunity to confirm that it has taken possession of the Purchased Assets and shall have the opportunity to confirm that the Purchased Assets (except for those identified on Exhibit A as “needs repair”) are in good condition and working order (wear and tear excepted) (the “Confirmation Process”).  The Purchaser will complete the Confirmation Process by no later than August 25, 2017 and shall provide notice to Seller of any claims resulting from findings during the Confirmation Process.  The Hold Back Funds will be paid to the Seller within three (3) business day following August 25, 2017 or within three (3) business days following the resolution of any claims – whichever occurs later.

7.02.Allocation of Purchase Price.  The Purchase Price shall be assigned and allocated to the Purchased Assets in accordance with the allocation described on Schedule 7.02.  Neither Purchaser nor Seller shall take a position which is inconsistent with such allocation unless required to do so under applicable law.

8.Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller in Bloomingdale, Illinois, commencing at 10:00 a.m. local time on July 31, 2017 following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other time as Purchaser and Seller may mutually determine (the “Closing Date”).

9.Representations and Warranties of Seller.  Seller represents and warrants, as of the date of this Agreement, to Purchaser the following:

9.01.Authorization; Binding Effect.  This Agreement, the consummation of the transactions contemplated hereby and performance by Seller of its obligations contained herein have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the rights of creditors, the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies and general principles of equity.

9.02.Financial and Other Information Provided.  The financial information attached hereto as Exhibit D is true, complete, and accurate in all material respects; provided, however, Purchaser acknowledges and agrees that such financial information is unaudited and is not prepared in accordance with GAAP.

9.03.Title to Purchased Assets.  Except as set forth on Schedule 9.03, Seller has  good and marketable title to, or a valid and binding leasehold interest in, all Purchased Assets, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances, restrictions and other burdens of any nature whatsoever ("Encumbrances"), other than liens which will be paid out of the proceeds of Closing.  Except as set forth on Schedule 9.03, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Seller has complete and nonrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Purchaser as contemplated hereby.  At Closing, Purchaser will receive good and marketable title to all the Purchased Assets, free and clear of all Encumbrances.

9.04.Condition of Purchased Assets.  To Seller’s knowledge and except for those assets that are identified as “needs repairs”, no maintenance outside the ordinary course of business is needed with respect to the tangible assets included in the Purchased Assets.  To Seller’s knowledge and except for those assets that are identified as “needs repairs”, the tangible assets included in the Purchased Assets are in all respects in good condition and working order (reasonable wear and tear excepted). Section 12.01 provides for the calibration of, and warranty on, PCTEL Collection Equipment.  Except as specifically provided otherwise in this Agreement (including, without limitation, in this Section 9.04) and except as to the Confirmation Process described in Section 7.01 above, Purchaser accepts all assets “as is”.

9.05.Contracts.  Seller does not have any agreement related to the NES Business Unit that was not entered into in the ordinary course of business.

9.06.Litigation and Proceedings.  Except as set forth in Schedule 9.06, there is no claim, demand, cause of action, investigation, inquiry, suit, action or legal, administrative, arbitrative or other proceeding ("Claim") pending or, to Seller's knowledge, threatened against Seller and relating to the NES Business Unit or affecting the Purchased Assets.  Set forth on Schedule 9.06 is a summary of all Claims that were made against Seller with respect to the NES Business Unit or affecting the Purchased Assets in the two years prior to the date of this Agreement.  Such summary includes a brief description of each such Claim, the amount or value of such Claim, and a brief description of its current status or final disposition.

9.07.Environmental Matters.  Except as set forth in Schedule 9.07, to the best of Seller’s knowledge there has been no release, discharge or disposal of Hazardous Materials by Seller on, at or under the property leased pursuant to the Lease.  To Seller’s knowledge, Seller has operated and is operating the NES Business Unit in compliance in all material respects with applicable Environmental Laws.  The term “Environmental Law” means any and all applicable Laws (including common law) relating to pollution or the protection of human health or the environment, including Laws relating to emissions, spills, discharges, generation, storage, releases or threatened releases of Hazardous Materials into the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  The term “Hazardous Material” shall mean (a) any hazardous, flammable, explosive or toxic materials, radioactive materials, asbestos in any form that is or could become friable, mold, or polychlorinated biphenyls (PCBs); or (b) any chemical, material or substance defined, classified or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Laws, including petroleum products or byproducts.

9.08.Employees and Independent Contractors.  Schedule 9.08 sets forth a list of all the NES Business Unit employees and independent contractors as of the date of this Agreement, and (i) with respect to employees, their titles, annual salaries, and dates of hire and (ii) with respect to independent contractors, their departments, rates of pay, agencies, and supervisors.  Those employees indicated on Schedule 9.08 as being designated to receive offers of employment from Purchaser shall have their employment by Seller terminated no sooner than the end of the business day on Friday, August 4, 2017.  The employees indicated on Schedule 9.08 as having their employment by Seller terminated no sooner than a specified date, shall not be terminated by Seller before the end of business on the specified date.  The employee indicated

on Schedule 9.08 as working on the Ongoing Stadium Project shall not be terminated by Seller before the close of business on August 18, 2017 or such later date as specified pursuant to Section 2.02(b).  The preceding two sentences apply only to a termination by the Seller and shall not apply to any resignation, or other termination of employment, by the employee.

9.09.Labor Matters.

(a)Seller is not a party to or bound by any union collective bargaining agreements or other labor contracts.  Seller is not a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract.  To Seller's knowledge, no such claim has been threatened and no situation has occurred which would reasonably be expected to constitute a basis for any such claim.

(b)Seller is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements or attempts to organize a collective bargaining unit which in any case may materially and adversely affect Seller, the NES Business Unit, or the Purchased Assets.  Seller has no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation related to the NES Business Unit and against Seller or any set of facts which would reasonably be expected to constitute a basis for such an action.

(c)Seller has made or will make all required payments to the appropriate governmental authorities with respect to applicable unemployment compensation reserve accounts for employees of the NES Business Unit up to the time of the Closing.

(d)Seller has made or will make all payments of tax withholdings from employees of the NES Business Unit to the US Treasury and applicable state agencies, as required by law up to the time of the Closing.

(e)Seller has made or will make all payments for retirement packages including any matching contributions, for compensation earned by employees of the NES Business Unit up to the time of the Closing.

9.10.Compliance with Law.  To Seller’s knowledge, the operation of the NES Business Unit and use of the Purchased Assets are in compliance with all applicable federal, state and local laws or ordinances (including without limitation all OSHA regulations).  No notice from any governmental body or other person has been served upon Seller or received by or on behalf of Seller claiming any violation or alleged violation of any law, ordinance, code, rule or regulation applicable to the NES Business Unit or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Purchased Assets or the NES Business Unit with which Seller has not complied.  All federal, state, county and local income, excise, sales, transfer, use, gross receipts, ad valorem, and other taxes, fees and assessments imposed on Seller, related to the NES Business Unit, and payable by Seller have been or will be duly, timely and fully reported, paid and discharged.

9.11.Brokers or Finders.  Seller has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.  Seller has not incurred, nor shall Seller incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

9.12.Disclosure.  No representation or warranty by Seller in this Agreement, and no schedule or exhibit furnished by or on behalf of Seller pursuant to this Agreement contains any untrue statement of material fact.

10.Representations and Warranties of Purchaser.  Purchaser represents and warrants, as of the date of this Agreement, to Seller the following:

10.01.Authorization; Binding Effect.  This Agreement, the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations contained herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the rights of creditors, the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies and general principles of equity.

10.02.Brokers or Finders.  Purchaser has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.  Purchaser has not incurred, nor shall Purchaser incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

11.Assignment by Purchaser.  The parties acknowledge and agree that Purchaser may assign this Agreement to a newly formed wholly-owned subsidiary of Purchaser without the prior approval of Seller; provided, however, Gabe’s Construction Co., Inc. shall remain responsible and liable for the all of Purchaser’s obligations under this Agreement before and after the Closing and shall deliver at the Closing such documentation affirming the same as Seller may reasonably require.

12.Covenants and Agreements.  The parties hereto agree that:

12.01.Calibration of, and Warranty on, Certain Equipment.  Each item of equipment identified on Exhibit A as the “PCTEL Equipment” (the “PCTEL Collection Equipment”) will either (i) have been calibrated within the one (1) year preceding the Closing Date or (ii) be calibrated at no charge to Purchaser so long as Purchaser delivers the item as provided below within the ninety (90) days following the Closing Date.  Seller shall calibrate any item of PCTEL Collection Equipment which comes due for calibration during the one (1) year following the Closing Date so long as Purchaser delivers the item as provided below within the ninety (90) days following the date on which calibration becomes due.  Seller’s obligations to provide calibrations at no charge under this Section 12.01 are conditioned upon Purchaser delivering, during the relevant periods, the relevant items of PCTEL Collection Equipment to Seller’s office at 20410 Observation Drive, Suite 200, Germantown, Maryland 20876-4024 in accordance with Seller’s RMA process found at

http://rfsolutions.pctel.com/content.cgi?id_num=255.  There will be no charge for calibration, but Purchaser shall pay for all shipping, insurance and other charges involved in the delivery of the PCTEL Collection Equipment to Seller and the redelivery of the PCTEL Collection Equipment to Purchaser. The warranty on each item of PCTEL Collection Equipment shall run through the date specified by such item on Exhibit A.

12.02.    Insurance.  Purchaser shall, on or prior to the Closing date, (i) have Seller named as an additional insured on its insurance policies with respect to the Ongoing Stadium Project and (ii) deliver to Seller certificates of insurance reflecting Seller as an additional insured.

12.03.Press Release.  Except as required by applicable law, regulation or stock exchange rule, no press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued without the agreement of both Seller and Purchaser.

12.04.Further Assurances.  The parties hereto agree to execute any and all further instruments and documents and take all such action as may be reasonably required by either party to effectuate the terms and provisions of this Agreement and the transactions contemplated herein.  From and after the Closing, Seller will use reasonable efforts to assist in the transfer to Purchaser of any Purchased Assets agreed to be transferred herein.

13.Conditions Precedent to Purchaser's Performance.  The obligations of Purchaser to purchase the Purchased Assets pursuant to the provisions of this Agreement on the Closing Date are subject to satisfaction on or before the Closing Date of all of the following conditions.  If such conditions are not satisfied as of the Closing Date, Purchaser shall have no obligation to consummate the transactions contemplated hereby:

13.01.Accuracy of Representations and Warranties.  All representations, warranties and statements of Seller in this Agreement, or in any schedule or exhibit attached to this Agreement, shall be true on and as of the Closing Date as though made at that time.

13.02.Performance of Covenants.  Seller shall have performed, satisfied and complied with all covenants, agreements and conditions of this Agreement to be performed or complied with by Seller on or before the Closing Date.

13.03.No Adverse Change.  Prior to the Closing Date, there shall be no material adverse change in the Purchased Assets.

13.04.Approval of Documents.  The form and substance of all certificates, exhibits and other documents delivered to Purchaser pursuant to this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

13.05.No Legal Action.  There shall not be any actual or threatened action, investigation or proceeding by or before any court or any governmental body or agency which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or which might affect the right of Seller to carry out the transactions, or the obligation of Purchaser to carry out the transactions, or which might affect the right of Purchaser to own, operate, or control the Purchased Assets.

13.06.Release of Security Interests.  Seller shall, on or prior to the Closing Date, deliver to Purchaser such documents as are necessary to terminate and release any security interests and other encumbrances against the Purchased Assets, which documents shall be in form and substance acceptable to Purchaser and shall include without limitation, all documents necessary to terminate of record any such security interest or encumbrance.

13.07.Documents of Transfer.  On the Closing Date, Seller shall duly execute and deliver to Purchaser a Warranty Bill of Sale and Assignment.

13.08.Noncompetition Agreement.  At Closing, Seller shall execute the Non-Competition and Assignment Agreement in the form attached hereto as Exhibit E.

13.09.Joint Marketing Campaign.  Following Closing, Seller and Purchaser shall send separate announcements of Purchaser’s acquisition of the assets of the NES Business Unit in forms mutually agreed upon.  For a period of two (2) years following the Closing, Seller shall refer to Purchaser all parties that request from Seller services currently offered by the NES Business Unit (the “Potential Customers” or “Potential Customer”).  After referring the Potential Customer to the Purchaser, the Seller shall ask the Potential Customer for the Potential Customer’s permission to provide the Potential Customer’s contact information to the Purchaser.  If the Potential Customer gives permission to the Seller, the Seller shall provide the Potential Customer’s contact information to the Purchaser.  For a period of two (2) years following the Closing, Purchaser shall refer to Seller all parties that contact Purchaser regarding radio frequency testing equipment and tools.

                        13.10.Other Deliveries by Seller.  On or prior to the Closing Date, Seller shall deliver to Purchaser the following:

(a)resolutions of Seller’s board of directors, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the secretary or the president of Seller;

(b)certification of payment of required payoffs for all taxes, assessments, utilities, charges, judgments, and liens affecting the Purchased Assets; and

(c)any and all other documents, supporting documentation, certifications, affidavits and other documents that counsel for Purchaser may reasonably request to consummate the transactions contemplated by this Agreement.

13.11.Transfer Taxes.  Seller shall pay all sales and other transfer taxes, if applicable, resulting from the transactions contemplated by this Agreement.

13.12.Order Assignment.  At the Closing, Seller shall execute and deliver to Purchaser an assignment and assumption agreement assigning all orders for NES Projects not completed prior to Closing, whether evidenced by a purchase order or otherwise, to Purchaser.

14.Closing Deliveries by Purchaser.  On or prior to the Closing Date, Purchaser shall deliver to Seller the following:

(a)resolutions of Purchaser’s board of directors, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the secretary or the president of Purchaser;

(b)The certificates of insurance provided for in Section 12.02; and

(c)any and all other documents, supporting documentation, certifications, affidavits and other documents that counsel for Seller may reasonably request to consummate the transactions contemplated by this Agreement.

15.Operation of the Business.  From the time of the execution of the Letter of Intent on June 23, 2017 until the Closing, Seller has taken such actions or omitted to take such actions so as to conduct the business of the NES Business Unit in the ordinary course of business consistent with past practice.

16.Indemnification, Survival and Limitation of Liability.

16.01.Indemnification by Seller.  Subject to the limitations set forth in Section 16.05, Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, damages, losses, costs and expenses (including reasonable attorneys’ fees, court costs and other expenses incident to any proceeding, investigation or claim) but not including lost tax benefits or savings (“Losses”) sustained or incurred by Purchaser as a result of or arising out of or by virtue of   (i)  the breach by Seller of any representation or warranty made by Seller in this Agreement or in any instrument delivered pursuant to this Agreement, (ii) the breach by Seller of any covenant or agreement in this Agreement to be performed by Seller, or (iii) any actions in tort, equity or contract arising out of Seller's operation of the NES Business Unit prior to the Closing.

16.02.  Indemnification by Purchaser.  Subject to the limitations set forth in Section 16.05, Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any and all Losses sustained or incurred by Seller as a result of or arising out of or by virtue of   (i)  the breach by Purchaser of any representation or warranty made by Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement, (ii) the breach by Purchaser of any covenant or agreement in this Agreement to be performed by Purchaser, or (iii) any actions in tort, equity or contract arising out of Purchaser’s operation of the business of the NES Business Unit, regardless the name it shall be called or the form it shall take, or the use of any assets assigned to Purchaser, after to the Closing.

16.03.Survival Period.  The representations and warranties of each party shall survive the Closing and remain in effect for three years.  The covenants of each party in this Agreement shall survive the Closing.

16.04.Procedures.

(a)Notice.  A party making an indemnification claim (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) prompt notice in writing of any claim, event or circumstance that has or might give rise to an indemnification obligation under this Section 16 (a “Claim Notice”).  The Claim Notice shall provide reasonable detail of the information the Indemnified Party may have with respect to the claim.  If the claim is evidenced by a court pleading, the Indemnified Party shall give Claim Notice within ten days after receipt of such pleading.  Failure to give prompt Claim Notice shall not affect the rights of the Indemnified Party so long as such failure does not prejudice Indemnifying Party.

(b)Third Party Claims. If the Indemnified Party’s request for indemnification arises from the claim of a third party, then the Indemnifying Party shall have the right to assume control of the defense of the claim or any litigation resulting from the claim using counsel selected by the Indemnifying Party.  Notwithstanding the Indemnifying Party’s assumption of the defense of the claim, the Indemnified Party shall have the right to participate in the defense of the claim at its own expense.  The Indemnifying Party shall not, in the defense of the claim, consent to entry of any judgment or enter into any settlement that imposes any obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the indemnification obligations of the Indemnifying Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  The Indemnified Party shall furnish the Indemnifying Party in reasonable detail all information the Indemnified Party may have with respect to the claim and shall make available to the Indemnifying Party and its representative all records and other materials that reasonably are required in the defense of the claim and shall otherwise cooperate and assist the Indemnifying Party in the defense of the claim.  If the Indemnifying Party does not assume control of the defense of the claim, the Indemnified Party may defend against the claim in the manner it reasonably deems appropriate and, to the extent permitted by this Section 16, shall be entitled to indemnification from the Indemnifying Party in connection therewith.

16.05.Limitation of Liability.  In no event shall either party be liable under this Section 16 or otherwise under this Agreement for any special, incidental or consequential damages.  In no event shall Seller’s maximum aggregate liability to Purchaser under this Section 16 or otherwise under this Agreement exceed the Purchase Price.

17.Miscellaneous.

17.01.Amendment and Severability.  This Agreement may only be amended by a written agreement of the parties hereto.  If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

17.02.Waiver.  The failure of Seller or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

17.03.Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon confirmation of receipt if (i) delivered personally, (i) mailed by registered or certified mail (postage prepaid, return receipt requested), (iii) delivered by a nationally recognized overnight courier, or (iv) sent by facsimile, telecopier or other electronic transmission device.  The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

If to Seller:PC-Tel, Inc.

471 Brighton Drive

Bloomingdale, Illinois 60108

Attention:  David Neumann

Facsimile (630-233-8076)

with a copy to:PC-Tel, Inc.

471 Brighton Drive

Bloomingdale, Illinois 60108

Attention:  General Counsel

Facsimile (630-233-8076)

If to Purchaser:Gabe’s Construction Co., Inc.

4804 N. 40th Street

Sheboygan, Wisconsin 53083

Attention:  Matthew Gabrielse

Facsimile (920-459-2608)

with a copy to:Rohde Dales LLP

607 N. 8th Street, Suite 700

Sheboygan, Wisconsin 53081

Attention:  Anthony J. Resimius

Facsimile (920-458-5874)

17.04.Benefit.  This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by Purchaser, its successors and assigns, and Seller, its successors and assigns.

17.05. Expenses.  All expenses incurred by Seller or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees, shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense except any and all federal, state or local income, sales, use or other taxes arising out of, resulting from or relating to Seller's sale of the Purchased Assets and any and all real or personal property taxes or assessments applicable to the period before the Closing Date, shall be paid by Seller.

17.06.Specific Performance.  In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance.  Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

17.07.Entire Agreement.  This Agreement, including the exhibits and schedules to this Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and there are no agreements, representations or warranties which are not set forth herein.  All prior negotiations, agreements and understandings are superseded hereby.  This Agreement may not be amended or revised except be a writing signed by the parties hereto.  All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

17.08.Disclosure Schedule.  The disclosures in the schedules to this Agreement are to be taken as relating solely to the corresponding section in this Agreement and any other section of this Agreement where it is reasonably apparent such disclosure also relates to such other section(s).

17.09.Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Wisconsin without regard to conflicts-of-laws principles that would require application of any other law.

17.10.Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[Remainder of page intentionally left blank.  Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

PURCHASER:

GABE’S CONSTRUCTION CO., INC.

By: /s/Timothy J. Gabrielse Timothy J. Gabrielse – President
SELLER:
PC-TEL, INC.

By: /s/David Neumann
      David Neumann – Chief Executive Officer

LIST OF SCHEDULES AND EXHIBITS

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement (listed below) have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Schedule 4 – Software

Schedule 7.02 – Allocation of Purchase Price

Schedule 9.03 – Title to Purchased Assets

Schedule 9.06 – Litigation and Proceedings

Schedule 9.07 – Environmental Matters

Schedule 9.08 – Employees and Independent Contractors

EXHIBIT A –Purchased Assets

EXHIBIT B – Excluded Assets

EXHIBIT C – Lease

EXHIBIT D –Financial Information

EXHIBIT E – Form of Noncompetition Agreement